Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Earnings

ELBA, ALABAMA (August 13, 2015)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months and six months ended June 30, 2015 and 2014, based on accounting principles generally accepted in the United States of America, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Gross premiums written	$18,244,000	$18,187,000	$34,784,000	$34,357,000
Net premiums written	$17,000,000	$16,373,000	$32,034,000	$30,765,000

Net premiums earned	$14,880,000	$14,100,000	$29,586,000	$27,924,000
Net investment income	784,000	1,030,000	1,758,000	1,978,000
Net realized investment gains	245,000	312,000	387,000	400,000
Gain on company owned life insurance	—	1,621,000	—	1,621,000
Other income	156,000	92,000	314,000	246,000
Total Revenues	16,065,000	17,155,000	32,045,000	32,169,000
Policyholder benefits and settlement expenses	9,435,000	9,155,000	17,697,000	17,019,000
Amortization of deferred policy acquisition costs	918,000	873,000	1,817,000	1,771,000
Commissions	2,089,000	1,967,000	4,144,000	3,994,000
General and administrative expenses	2,093,000	2,413,000	4,099,000	4,439,000
Taxes, licenses and fees	518,000	521,000	1,173,000	1,051,000
Interest expense	345,000	382,000	662,000	768,000
Total Benefits, Losses and Expenses	15,398,000	15,311,000	29,592,000	29,042,000
Income Before Income Taxes	667,000	1,844,000	2,453,000	3,127,000
Income tax expense (benefit)	44,000	(90,000)	522,000	194,000
Net Income	$623,000	$1,934,000	$1,931,000	$2,933,000
Income Per Common Share	$0.25	$0.77	$0.77	$1.18
Reconciliation of Net Income to non-GAAP Measurement
Net income	$623,000	$1,934,000	$1,931,000	$2,933,000
Income tax expense (benefit)	44,000	(90,000)	522,000	194,000
Realized investment gains, net	(245,000)	(312,000)	(387,000)	(400,000)
Gain on company owned life insurance	—	(1,621,000)	—	(1,621,000)
Pretax Income (Loss) From Insurance Operations	$422,000	$(89,000)	$2,066,000	$1,106,000

Three months ended June 30, 2015 compared to three months ended June 30, 2014:

Premium Revenue:
For the quarter ended June 30, 2015, net premiums earned were up $780,000 at $14,880,000 for the second quarter of 2015 compared to $14,100,000 for the second quarter of 2014. The primary reasons for the increase were a 13.4% reduction in catastrophe reinsurance costs coupled with an increase in direct premium. The increase in direct premium was primarily related to the P&C segment which had a 6.5% rise in net earned premium revenue during the second quarter of 2015 compared to the same period in 2014.

Net Income:
For the three months ended June 30, 2015, the Company had net income of $623,000, $0.25 per share, compared to net income of $1,934,000, $0.77 per share, for the same period in 2014, a decrease of $1,311,000. The primary reason for the decline was a $1.6 million realized gain on company owned life insurance in the second quarter of last year; no such gain was realized in 2015.

Pretax income from insurance operations:
A primary non-GAAP financial measure used by management is pretax income from insurance operations. This measure consists of net income before income taxes adjusted for realized investment gains and losses. This measure provides a means of comparing the results of our core insurance operations without the impact of items that are more unpredictable and less consistent from year to year. A reconciliation of pretax income from insurance operations is presented in the table above.

For the three months ended June 30, 2015, pretax income from insurance operations was $422,000 compared to a pretax loss from insurance operations of $89,000 for the three months ended June 30, 2014. The primary factors contributing to the increase in pretax income from insurance operations were a $780,000 increase in net premiums earned coupled with a $320,000 decrease in general and administrative expenses. Partially offsetting these improvements was a moderate increase in consolidated claims cost, primarily due to an increase in property and casualty segment fire related claims.

Six months ended June 30, 2015 compared to six months ended June 30, 2014:

Premium Revenue:
For the six months ended June 30, 2015, net premiums earned were up $1,662,000 at $29,586,000 for the first half of 2015 compared to $27,924,000 for the first half of 2014. The primary reasons for the increase were a 13.4% reduction in catastrophe reinsurance costs coupled with increases in direct premium. The increase in direct premium was primarily related to the P&C segment which had a 7.1% increase in net earned premium during the first six months of 2015 compared to the first six months of 2014.

Net Income:
For the six months ended June 30, 2015, the Company had net income of $1,931,000, $0.77 per share, compared to net income of $2,933,000, $1.18 per share, for the same period in 2014, a decrease of $1,002,000. The primary reason for the decline was the $1.6 million gain on company owned life insurance received during the first half of 2014.

Pretax income from insurance operations:
For the six months ended June 30, 2015, pretax income from insurance operations was $2,066,000 compared to $1,106,000 for the six months ended June 30, 2014, an increase of $960,000. The primary factors contributing to the increase in pretax income from insurance operations were a $1,662,000 or 6.0% increase in net premiums earned coupled with a $340,000 decrease in general and administrative expenses. For the first six months of 2015, general and administrative expenses were 13.9% of net premiums earned compared to 15.9% for the same period in 2014. A continued focus by management to improve efficiency and implement cost saving measures to reduce general and administrative expenses was the primary reason for the decline. In addition, a slight reduction in the loss ratio of policyholder benefits as a percent of premium earned also contributed to the improved results. Policyholder benefits were 59.8% of net earned premium revenue in the first half of 2015 compared to 60.9% for the same period in 2014.

Balance Sheet highlights at June 30, 2015 compared to December 31, 2014

Selected Balance Sheet Highlights	June 30, 2015	December 31, 2014
	(UNAUDITED)
Invested Assets	$107,984,000	$109,549,000
Cash	$8,378,000	$6,426,000
Total Assets	$146,493,000	$144,865,000
Policy Liabilities	$77,066,000	$74,115,000
Total Debt	$18,372,000	$19,572,000
Accumulated Other Comprehensive Income	$1,836,000	$2,772,000
Shareholders' Equity	$43,629,000	$42,757,000
Book Value Per Share	$17.37	$17.05

Invested Assets:
Invested assets as of June 30, 2015 were $107,984,000 down $1,565,000, or 1.4%, compared to December 31, 2014. The decrease in invested assets was primarily due to the decline in market value of available for sale securities in our fixed income portfolio.

Cash:
The Company, primarily through its insurance subsidiaries, had $8,378,000 in cash and cash equivalents at June 30, 2015, compared to $6,426,000 at December 31, 2014. Positive cash flow from operations totaling $3,097,000 was the primarily contributor to the increase in cash for the six months ended June 30, 2015.

Total Assets:
Total assets as of June 30, 2015 were $146,493,000 compared to $144,865,000 at December 31, 2014. The $1,952,000 increase in cash during the first six months of 2015 was the primary contributor to the increase in total assets.

Debt Outstanding:
Total debt at June 30, 2015 was $18,372,000 compared to $19,572,000 at December 31, 2014. Debt was reduced $1,200,000 during the first six months in 2015. The primary reason for the decline was the reduction of balances in revolving lines of credit in the Holding Company.

Shareholders' Equity:
Shareholders' equity as of June 30, 2015 was $43,629,000 up $872,000 compared to December 31, 2014 Shareholders' equity of $42,757,000. Book value per share was $17.37 at June 30, 2015, compared to $17.05 per share at December 31, 2014, an increase of $0.32. The primary factor contributing to the increase in Shareholders' equity was net income of $1,931,000. Offsetting the increase in Shareholders' equity was a decrease in accumulated other comprehensive income of $936,000. The decline in accumulated other comprehensive income was primarily driven by decreases in market values of available for sale investment securities primarily in our fixed income portfolio.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.